Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 3, 2006, accompanying the consolidated financial statements included in the Annual Report of Interphase Corporation on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Interphase Corporation on Form S-8 (File No. 333-91029 and 333-97971).
/s/ GRANT THORNTON LLP
Dallas, Texas
March 3, 2006